Exhibit 99.B(p)(3)

M HOLDINGS SECURITIES, INC.

CODE OF ETHICS

May 2005

I.              Introduction

M Holdings Securities, Inc., a broker-dealer registered with the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”), serves as the principal underwriter (the “Principal Underwriter”) of M Fund, Inc. (the “Fund”), a diversified, open-end management investment company registered with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to the Principal Underwriting Agreement entered into between the Fund and the Principal Underwriter dated September 1, 2001.

The Principal Underwriter has a fiduciary duty to the Fund and its shareholders, a duty that is recognized under the federal securities laws and regulations governing investment company operations.  In particular, the 1940 Act establishes as a matter of federal law the fiduciary status of affiliates of the Fund vis-à-vis the Fund, and regulates and controls the relationship between the Fund, its officers and employees, the Principal Underwriter, and the officers and other Affiliated Persons of the Principal Underwriter.  The 1940 Act specifically prohibits certain types of financial transactions involving, directly or indirectly, both the Fund and the Principal Underwriter, or the officers or other affiliated persons of the Principal Underwriter, unless prior approval is obtained from the SEC.

II.            Code of Ethics Requirement

Section 17(j) of the 1940 Act makes it unlawful for the Principal Underwriter or any of its affiliated persons to engage in any act, practice, or course of business in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by the Fund in violation of SEC rules adopted to define, and prescribe means reasonably necessary to prevent, such acts, practices or courses of business as are fraudulent, deceptive or manipulative.  Pursuant to Section 17(j) of the 1940 Act, the SEC has adopted Rule 17j-1 which requires the Principal Underwriter to adopt a written code of ethics that is reasonably designed to prevent its Access Persons from:

(i)      employing any device, scheme or artifice to defraud the Fund;

(ii)     making any untrue statement of a material fact to the Fund or omitting to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(iii)    engaging in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(iv)    engaging in any manipulative practice with respect to the Fund.

III.           Adoption, Scope, Approval and Maintenance of the Code of Ethics

A.                     Adoption of the Code

                                  The Principal Underwriter has adopted this Code of Ethics (the “Code”), which is based upon the following general fiduciary principles:

(1)                   the duty at all times to place the interests of the Fund and its shareholders first;

(2)                   the requirement that all personal securities transactions of the Access Persons be conducted in compliance with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

(3)                   the fundamental standard that the Principal Underwriter’s associated persons should not take inappropriate advantage of their positions.

B.                       Scope of the Code

                                  The Code contains provisions the Principal Underwriter has determined to be reasonably necessary to prevent its Access Persons from engaging in any of the prohibited conduct described in Section II, above.

C.                       Approval of the Code

                                  The Code, and any material change to it, must be approved in writing by the President of the Principal Underwriter (the “President”).  After such approval has been obtained, the Designated Principal shall submit to the Fund’s board of directors (the “Fund Board”) for its review and approval pursuant to Rule 17j-1: (i) the Code and/or any amendment thereto, and (ii) written certification signed by the President that the Principal Underwriter has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

D.                      Maintenance of the Code

                                  The Designated Principal shall be responsible to (i) draft appropriate amendments to the Code in response to any applicable changes in Section 17(j) of the 1940 Act or Rule 17j-1 thereunder, (ii) submit such draft amendments to the President for review and approval, and (iii) distribute such amendments to each Access Person prior to the date the Principal Underwriter must be in compliance with such changes.

IV.           Definitions

A.                     Access Person.  “Access Person” means any director or officer of the Principal Underwriter (i) who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund; or (ii) whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.  The Access Persons are identified in Exhibit A attached hereto.

B.                       Adviser.  “Adviser” means the entity that may from time to time serve as investment adviser to the Fund, as identified in Exhibit B attached hereto.

C.                       Automatic Investment Plan.  An “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

D.                      Being Considered for Purchase or Sale.  A Covered Security is “Being Considered for Purchase or Sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

E.                        Beneficial Interest.  “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice.  Beneficial Interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

F.                        Beneficial Ownership.  “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Exchange Act, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires.  Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security.  Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

G.                       Control.  “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  Generally, any person who owns beneficially, either directly or indirectly, more than 25 percent of the voting securities of a company is presumed to control such company.

H.                      Covered Security.  “Covered Security” means a security as defined in Section 2 (a)(36) of the 1940 Act, except that it shall not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies (i.e., mutual funds).

I.                           Designated Principal.  “Designated Principal” shall mean the appropriately registered principal of the Principal Underwriter designated by the President to be responsible for implementation and enforcement of the provisions of the Code, as identified in Exhibit A attached hereto.

J.                          Purchase or Sale of a Covered Security.  “Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of any other derivative product to take a position in a Covered Security.

K.                      Security Held or to be Acquired.  A “Security Held or to be Acquired” by the Fund means (i) any Covered Security which, within the most recent 15 days: (a) is or has been held by the Fund; or (b) is being or has been considered by the Fund, the Adviser or any Subadviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section IV.H, above.

L.                        Subadviser.  “Subadviser” means any individual or entity that may from time to time serve as a subadviser to the Fund or any portfolio thereof, as identified in Exhibit B attached hereto.

V.            Notification; Acknowledgment and Certification

A.                     Notification of Reporting Requirement.  The Designated Principal shall be responsible to: (i) promptly identify all Access Persons, and (ii) within 5 calendar days of a person becoming an Access Person, inform such Access Person, in writing, of his or her reporting obligations under Section VII, below.

B.                       Acknowledgment and Certification.  Upon becoming an Access Person and annually thereafter, each Access Person shall sign an acknowledgment and certification of his or her receipt of and intent to comply with the Code (in the form attached hereto as Exhibit C) and return it to the Designated Principal.

VI.           Standards of Conduct

A.                     General Standards

(1)                   No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of the Fund or its shareholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Principal Underwriter in order to derive a personal profit for himself or herself or for any entity in which he or she has a Beneficial Interest, in violation of the fiduciary duty owed to the Fund or its shareholders.

(2)                   Any Access Person recommending or authorizing the Purchase or Sale of a Covered Security by the Fund shall, at the time of such recommendation or authorization, disclose to the Fund, the Adviser or any Subadviser any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof that he or she may have, including without limitation:

(a)                    his or her Beneficial Ownership of any securities of such issuer;

(b)                   any transaction he or she contemplates in such Covered Securities;

(c)                    any position that he or she holds with such issuer; and

(d)                   any present or proposed business relationship that he or she (or any entity, person, trust or account in which he or she has a Beneficial Interest) may have with the issuer or its affiliates.

(3)                   No Access Person shall dispense any information concerning securities holdings or securities transactions of the Fund to anyone outside the Fund, without obtaining prior written approval from the Designated Principal, the Chief Compliance Officer of the Fund, or the applicable individual acting on behalf of the Adviser or a Subadviser.  Notwithstanding the preceding sentence, an Access Person may dispense such information without obtaining prior written approval:

(a)                    when there is a public report containing the same information; or

(b)                   in the ordinary course of his or her duties on behalf of the Fund.

(4)                   All personal Covered Security transactions of Access Persons should be conducted in compliance with the Code and in such a manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of the Access Person’s position of trust and responsibility with the Principal Underwriter.

B.                       Pre-clearance of Covered Security Transactions.  No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, unless such purchase or sale has been pre-cleared by the Designated Principal.  Such pre-clearance shall be effective for five days.

C.                       Prohibited Transactions.  No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale:

(1)                   is Being Considered for Purchase or Sale by the Fund; or

(2)                   is being purchased or sold by the Fund;

D.                      Exempted Transactions.  The prohibitions of Section VI.C, above, shall not apply to the following transactions, although the reporting provisions of Section VII, below, which require reporting of Covered Securities transactions by Access Persons, shall continue to apply to such transactions as applicable:

(1)                   purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(2)                   purchases or sales of Covered Securities that are not eligible for purchase or sale by the Fund;

(3)                   purchases or sales that are non-volitional on the part of either the Access Person or the Fund;

(4)                   purchases that are part of an automatic dividend reinvestment plan;

(5)                   purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; or

(6)                   purchases or sales that receive the prior approval of the Designated Principal because the Designated Principal has determined the purchases or sales to be only remotely potentially harmful to the Fund, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the Covered Securities to be purchased, sold, or held by the Fund.

VII.         Reporting Requirements

Each Access Person is required to submit the following reports to the Designated Principal.  The information contained in the reports will be reviewed by the Designated Principal to detect, and impose sanctions for, violations of the Code.  If you have questions about these reporting requirements, you should contact the Designated Principal.

A.                     Initial Holdings Reports

                                  No later than 10 calendar days after becoming an Access Person, each Access Person shall provide to the Designated Principal a written report containing the following information:

(1)                   the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership at the time of becoming an Access Person (this information must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person);

(2)                   the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(3)                   the date that the report is submitted by the Access Person.

B.                       Quarterly Transaction Reports

No later than 10 calendar days after the end of each calendar quarter, each Access Person shall provide to the Designated Principal a written report containing the following information:

(1)                   With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

(a)                    the date of the transaction, the title, interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(b)                   the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)                    the price of the Covered Security at which the transaction was effected;

(d)                   the name of the broker, dealer or bank with or though which the transaction was effected; and

(e)                    the date that the report is submitted by the Access Person.

(2)                   With respect to any account established any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(a)                    the name of the broker, dealer or bank with whom the Access Person established the account;

(b)                   the date the account was established; and

(c)                    the date that the report is submitted by the Access Person.

C.                       Annual Holdings Reports

Annually, each Access Person shall provide to the Designated Principal a written report containing the following information (which information must be current as of a date no more than 45 calendar days before the report is submitted):

(1)                   the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

(2)                   the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(3)                   the date that the report is submitted by the Access Person.

D.                      Exceptions from Reporting Requirements

(1)                   No Influence Over Account.  An Access Person shall not be required to make any report required under Sections VIL.A, VII.B and VII.C, above, with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control.

(2)                   Duplicative Reporting of Quarterly Transactions.  An Access Person need not make a quarterly transaction report under Section VII.B, above, if (a) the report would duplicate information contained in broker trade confirmations or account statements received by the Designated Principal with respect to the Access Person within the time period required under Section VII.B, and (b) all of the information required by Section VII.B is contained in the confirmations or statements, or in the records of the Principal Underwriter.

(3)                   Automatic Investment Plan Transactions.  An Access Person need not make a quarterly transaction report under Section VII.B, above, with respect to transactions effected pursuant to an Automatic Investment Plan.

E.                        Disclaimer of Beneficial Ownership.  Any report required under Section VII.A, VII.B or VII.C may contain a statement that the report shall not be construed as an admission that the Access Person making such report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

F.                        Confidentiality.  All reports of Covered Security transactions, duplicate confirmations, account statements, and any other information provided to the Designated Principal or furnished to any person under this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the SEC and/or the NASD.

G.                       Dual Reporting Obligations.  Any Access Person who is subject to substantially similar reporting requirements set forth in the Fund’s code of ethics will not he required to provide duplicate reports to the Designated Officer pursuant to the Code.  In such cases, the Designated Principal will review the Access Person’s reports that have been submitted to the Fund’s Designated Officer, and the Fund’s Designated Officer shall provide duplicates of all such reports to the Designated Principal in order for such reports to be maintained by the Designated Principal pursuant to Section IX, below.

VIII.        Review of Reports

The reports, duplicate confirmations and account statements required to be submitted under Section VII shall be delivered to the Designated Principal.  The Designated Principal shall:

(i)                      review each such report, duplicate confirmation, and account statement within 15 business days of receipt,

(ii)                   compare Access Person transaction information with Fund transactions to identify possible violations of the Code.  Before making any final determination that a violation has been committed by any Access Person, such Access Person shall be given an opportunity to supply additional explanatory material to the Designated Principal;

(iii)                maintain a written record of each such violation; and

(iv)               in consultation with the President, determine the appropriate sanction, if any, for each violation of the Code.

IX.           Records

The Designated Principal shall maintain records with respect to this Code at the Principal Underwriter’s principal place of business in the manner and to the extent set forth below and make such records available at any time for examination by representatives of the SEC and/or the NASD:

(i)                       a copy of the Code and each other version of the Code that is, or at any time within the past five years has been, in effect, shall be maintained in an easily accessible place;

(ii)                    a record of any violation of the Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(iii)                 a copy of each report made, or duplicate confirmation or account statement provided, by an Access Person under Section VII, above, shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made or provided, the first two years in an easily accessible place;

(iv)                a record of all persons who: (i) are, or within the past five years have been, required to make reports under Section VII, above; or (ii) are or were responsible for reviewing the reports, shall be maintained in an easily accessible place;

(v)                   a copy of each report required under Section X below shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(vi)                copies of all notifications and other communications sent and received pursuant to the Code, including all communications to Access Persons by the Designated Principal.

The Principal Underwriter may maintain such records electronically under the conditions described in Rule 31a-2(f) under the 1940 Act.

X.            Reports to the Fund Board

At least annually, the Designated Principal shall provide to the Fund’s Board, for its consideration, a written report.

(A)                Reporting Requirements.  The report shall describe any issues arising under the Code or the related procedures instituted to prevent violation of this Code since the last report to the Fund’s Board, including, but not limited to, information about material violations of the Code or such procedures, and sanctions imposed in response to the material violations.  Prior to submission to the Fund Board, the report shall be approved, in writing, by the President.

(B)                  Certification Requirements.  The report shall contain a certification signed by the President that the Principal Underwriter has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

XI.           Sanctions

Upon determination that a violation of this Code has occurred, the Designated Principal may impose such sanctions as deemed appropriate by the President, including, among other things, a letter of censure or suspension or termination of the employment, or associated person status, of the violator.

EXHIBIT A

Access Persons:

Name	Title	Effective Date
Daniel F. Byrne	Director

David W. Schutt	Secretary/Treasurer

Designated Principal:

Name	Title	Effective Date
JoNell Hermanson	Registered Principal

EXHIBIT B

Adviser and Subadvisers

Adviser:

M Financial Investment Advisers, Inc.

Subadvisers:

Brandes Investment Partners, LLC

Frontier Capital Management Company, LLC

Iridian Asset Management LLC

Turner Investment Partners, Inc.

EXHIBIT C

Acknowledgment and Certification

I acknowledge receipt of the Code of Ethics of M Holdings Securities, Inc., the principal underwriter of M Fund, Inc.  I have read and understand such Code of Ethics and agree to be governed by it at all times for so long as I remain an Access Person.  Further, if I have been subject to the Code of Ethics during the preceding year, I certify that I have complied with the requirements of the Code of Ethics and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

(signature)

(please print name)

Date: